EXHIBIT 23.1
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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-109554 of MacroChem Corporation on Form S-3 of our report dated March 7, 2003 (except as to Note 8, which is dated March 18, 2003) (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to certain actions taken by the United States Food and Drug Administration), appearing in the Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
November 19, 2003